Exhibit 99.1
STATER BROS. ANNOUNCES FINANCIAL RESULTS FOR 2010
SAN BERNARDINO, CALIFORNIA — December 15, 2010: Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced sales and earnings for the fifty-two week fiscal year ended September 26, 2010.
Sales for the 2010 fiscal year were $3.61 billion, a decrease of 4.23% when compared to sales of $3.77 billion for the 2009 fiscal year. Excluding the effect of the Dairy Transaction, sales decreased $66.0 million or 1.75%. Sales for the fourth quarter of fiscal 2010 were $897.4 million compared to $947.2 million for the fourth quarter of 2009. Sales for the quarter decreased $29.1 million or 3.15% after taking into account the effect of the Dairy Transaction. Like store sales for the fiscal year and the fourth quarter of 2010 decreased 2.45% and 3.29%, respectively.
The Company reported net income of $24.6 million for the 2010 fiscal year compared to $34.8 million in the 2009 fiscal year. The results for the fourth quarters of fiscal 2010 and fiscal 2009 were net income of $5.9 million and $5.0 million, respectively.
Brown said, “We continue to face some of the toughest economic and competitive pressures in our Company’s history. We continue to focus on the values we can pass on to our “Valued Customers” so they get the most out of their shopping dollars and assisting them and their families during these difficult times. We still provide a friendly and satisfying experience on each and every one of their visits to our Supermarkets. We remain committed to controlling costs as we weather the effect of these economic times.”
Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in Southern California and operates 167 supermarkets through its wholly owned subsidiary, Stater Bros. Markets.
For information contact: Phillip J. Smith, Executive Vice President and Chief Financial Officer at (909) 733-5287.
STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 74 GOLDEN YEARS
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STATER BROS. HOLDINGS INC.
Condensed Consolidated Statements of Income
(In thousands)
Unaudited

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	09/27/09	09/26/10	09/27/09	09/26/10
Sales	$947,150	$897,394	$3,766,040	$3,606,839

Gross profit	245,132	249,696	1,002,036	969,948

Operating expenses:
Selling, general and administrative expenses	206,599	210,828	827,192	819,698
Gain on sale of dairy assets				(9,396)
Depreciation and amortization	13,478	12,749	53,536	50,822

Total operating expenses	220,077	223,577	880,728	861,124

Operating profit	25,055	26,119	121,308	108,824

Interest income	55	254	471	366
Interest expense	(16,881)	(16,970)	(68,252)	(68,516)
Other income, net	16	475	723	497

Income before income taxes	8,245	9,878	54,250	41,171

Income taxes	3,280	3,954	19,481	16,587

Net income	$4,965	$5,924	$34,769	$24,584

STATER BROS. HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands)
Unaudited

	09/27/09	09/26/10
Assets
Current assets
Cash and cash equivalents	$196,914	$325,005
Restricted cash	3,121	3,121
Receivables, net	40,720	35,614
Inventories	212,856	203,702
Assets held for sale	83,617	—
Other	30,109	56,107

Total current assets	567,337	623,549

Property and equipment, net	671,493	644,064

Deferred debt issuance costs, net	11,276	8,074
Other	64,629	47,100

Total assets	$1,314,735	$1,322,787

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	$153,083	$135,642
Liabilities held for sale	5,634	—
Accrued expenses and other liabilities	132,931	147,972
Current portion of capital lease obligations	1,336	1,562
Current portion of long-term debt	—	132,250

Total current liabilities	292,984	417,426

Long-term debt, less current portion	810,000	677,750
Capital lease obligations, less current portion	3,768	2,206
Other long-term liabilities	144,228	152,272

Total stockholder’s equity	63,755	73,133

Total liabilities and stockholder’s equity	$1,314,735	$1,322,787